AMENDED AND RESTATED
MACATAWA BANK CORPORATION
EMPLOYEE STOCK PURCHASE PLAN

SECTION I
Purpose of Plan

        The purpose of this Amended and Restated Macatawa Bank Corporation Employee Stock Purchase Plan (the “Plan”) is to encourage employees of the Company and the Company’s subsidiaries who wish to purchase shares of the Company’s Common Stock. The Plan provides employees with a convenient method of purchasing shares of the Company’s Common Stock through regular deductions from payroll.

SECTION 2
Definitions

        The following words have the following meanings unless a different meaning is plainly required by the context:

2.1	"Administrator" means the Macatawa Bank Human Resources Department.

2.2	"Cash Account" means an account maintained by the Administrator or its designee to which Payroll Deductions for the benefit of the Participant are credited pending the purchase of Shares.

2.3	"Cash Credit Date" has the meaning given in Section 4.5.

2.4	"Committee" has the meaning given in Section 5.4.

2.5	"Company" means Macatawa Bank Corporation, a Michigan corporation, and its successors and assigns.

2.6	"Custodian" means Macatawa Bank or such other bank with trust powers as may be appointed by the Company as the Custodian.

2.7	"Election Form" means a notice (in a form approved by the Committee) that an Eligible Person must complete to participate in the Plan and authorize deductions from payroll to be made on the Eligible Person’s behalf under the Plan.

2.8	"Eligible Persons" means all active full-time and part-time employees of the Company and its subsidiaries.

2.9	"Participant" means an Eligible Person who has elected to participate in the Plan.

2.10	"Payroll Deduction" has the meaning given in Section 4.4.

2.11	"Plan Quarters" has the meaning given in Section 4.2.

2.12	"Plan Year" has the meaning given in Section 4.1.

2.13	"Share" means a share of Stock.

2.14	"Share Account" means an account maintained by the Administrator or its designee to which Shares or fractional shares purchased for the benefit of a Participant will be credited.

2.15	"Share Allocation Date" has the meaning given in Section 4.7.

2.16	"Stock" means the Company’s Common Stock.

2.17	"Normal Compensation"' means salary or wages (excluding bonuses) for a standard pay period.

SECTION 3
Stock Subject to the Plan

        3.1       Number of Shares of Stock. Subject to adjustment as provided in Section 3.2, the total number of Shares that may be purchased under the Plan is 200,000 shares. Such Shares shall be authorized and may be either unissued Shares or outstanding Shares.

        3.2       Adjustments. In the event of a stock dividend, stock split, recapitalization, merger, reorganization, consolidation, combination or exchange of Shares during the term of the Plan, the number of Shares reserved and authorized to be issued under the Plan shall be adjusted proportionately, and such other adjustments shall be made as may be considered necessary or equitable by the Committee. In the event of any other change affecting the Stock, such adjustments shall be made as may be considered equitable by the Committee to give proper effect to such event.

SECTION 4
Operation of the Plan

        4.1       The Plan Year. The Plan shall operate on a fiscal year beginning on the first day of January in each year and ending on the 31st day of December of such year. Each such fiscal year is referred to herein as a "Plan Year."

        4.2       Plan Quarters. Each Plan Year shall be divided into four quarters ending on March 31, June 30, September 30 and December 31, respectively, of such Plan Year. Each such quarter is referred to herein as a “Plan Quarter.”

        4.3       Eligible Persons. Participation under the Plan shall be open to all Eligible Persons and shall be entirely voluntary.

      4.4       Election to Participate; Payroll Deductions.

    (a)        An Eligible Person may elect to participate in the Plan as of the first day of any Plan Quarter by correctly completing and returning to the Company an Election Form authorizing the Company, the Participant’s employer, or other subsidiary of the Company to deduct a specified amount from each of such Participant’s subsequent paychecks (each a “Payroll Deduction”) for the purchase of Shares under the Plan. All Payroll Deductions shall be made regularly and in equal amounts and shall be credited not later than the Contribution Crediting Date to such Participant’s Cash Account. Such credit shall constitute only a bookkeeping entry by the Administrator and no interest shall become due or payable on any amount contributed by or credited to any such Participant pursuant to the Plan.

(b) The minimum allowable Payroll Deduction shall be Five Dollars ($5) per pay period.

    (c)        Each Participant shall be deemed to have authorized the same Payroll Deduction for each subsequent payroll period provided that such Participant is eligible to participate during each such payroll period. A Participant may increase or decrease his or her Payroll Deduction as of the first day of any Plan Quarter by filing the appropriate form, in the time and manner prescribed by the Committee.

        4.5       Accounting for Participant Contributions. The Administrator shall cause to be established for bookkeeping purposes a “Cash Account” and a “Share Account” for each Participant. As soon as practicable on or after the bi-weekly payroll period, the Administrator shall complete the credit to each Participant’s Cash Account. The Company shall not be required to pay or accrue interest on the cash balances in any Cash Account or on the value of any Shares in any Share Account.

        4.6       Share Purchases. On or about the last day of each bi-weekly payroll period, the Administrator shall use the aggregate balance of funds credited in all Participants’ Cash Accounts to purchase as many whole Shares as possible. Such purchases shall be made directly from the Company or in the open market at the option and direction of the Committee. The purchase price for each Share purchased from the Company shall be the high bid quotation for a Share as reported by the NASDAQ market on the date the Stock is purchased. The purchase price for Shares purchased in the open market shall be the average of the actual open market purchase price paid by the Administrator for such Shares, including any brokerage commissions, dealer mark-ups or transaction fees paid with respect to such purchase. There shall be no discount for Shares purchased under the Plan. The number of Shares purchased for each Participant will depend on the amount of the funds accumulated in the Participant’s Cash Account and the purchase price of the Shares purchased.

        4.7       Allocation of Shares. As soon as practicable after all necessary Shares have been purchased pursuant to Section 4.6, the Administrator shall allocate such Shares to Participants’ Share Accounts (the date of such allocation to be referred to herein as the “Share Allocation Date”) in the following manner:

    (a)        The Administrator shall allocate full Shares and fractional Shares to the Share Account of each Participant to the extent of the balance in such Participant’s Cash Account on or about three business days following a Cash Credit Date. Such Cash Account shall be charged with the purchase price of all full or partial Shares so allocated, so that no cash balance shall remain in such Cash Account immediately following each Share Allocation Date.

    (b)        Until certificates for Shares are issued to a Participant or except as otherwise permitted in this Plan, no person shall have any right to sell, assign, mortgage, pledge, hypothecate or otherwise encumber any Shares held for a Participant’s benefit in a Share Account.

        4.8       Cost of Administration. All costs of administration of the Plan are paid by the Participants. Brokerage fees, dealer mark-ups and broker transaction fees are not considered to be costs of administration.

        4.9       Issuance of Share Certificates. Stock certificates for any of the whole Shares in a Participant’s Share Account may be issued to such Participant only upon receipt by the Administrator of such Participant’s Distribution Form, which shall indicate the number of Shares (up to a maximum of the number of full Shares in such Participant’s Share Account) for which the Participant wishes to receive stock certificates. Such request shall be made on a Distribution Form at the time prescribed by the Committee and shall be filed with the Administrator. The appropriate Share certificates shall be issued to such Participant as soon as practicable after which a qualifying request is timely made. Alternatively, a Participant may on the Distribution Form request that the Administrator sell some or all of the Shares allocated to the Participant’s Share Account and distribute a check to the Participant for the net proceeds.

        4.10       Cash Dividends, Share Splits and Distributions.

    (a)        Cash Dividends. Any cash dividends attributable to Shares allocated to a Participant’s Share Account as of the record date for which such cash dividends are declared shall be credited to such Participant’s Cash Account as of the dividend payment date and shall be applied to Share purchases and allocations on the next Share Allocation Date in accordance with Sections 4.6 and 4.7 hereof.

    (b)        Share Distributions and Share Splits. Any Share distributions and Share splits attributable to Shares allocated to a Participant’s Share Account as of the Share distribution record date or the Share split effective date shall be credited directly to such Participant’s Share Account as of the record date and the effective date, respectively, of such Share distributions and such Share splits.

    (c)        Share Rights and Warrants. The Company may, from time to time and in the exercise of its sole discretion, declare rights or warrants with respect to Shares. Following and as of the record date for determining those shareholders of record entitled to receive rights or warrants with respect to their Shares, the Company shall issue and the Administrator shall allocate such rights or warrants directly to the appropriate Participants as though the Shares allocated to the Share Account of each such Participant were held of record by such Participant. Certificates representing such rights or warrants, if any such certificates have been authorized by the Committee, may be issued to each such Participant pursuant to the procedures set forth in Section 4.9 hereof.

        4.11       Voting Rights. Participants shall have the same rights to vote Shares credited to their Share Accounts on matters affecting the Company as do other shareholders of the Company. If any such matter is submitted to the shareholders for a vote, then following the record date for any shareholder meeting at which such vote is to occur the Administrator shall advise the Company of the number of Participants for whom Shares are held in Share Accounts on such record date, and the Company shall furnish the Administrator or the Company’s transfer agent with sufficient sets of proxy soliciting materials for one set to be delivered to each Participant. The Administrator shall cause the Company’s transfer agent to forward one such set to each Participant for whom allocated Shares are being held, and shall request voting instructions from each such Participant. Upon receipt of such voting instructions, each Participant’s Shares shall be voted as instructed. If no voting instructions are received from a Participant, the Administrator and the transfer agent shall not vote any Share allocated to such Participant’s Share Account.

        4.12      Records and Reports to Participants.

    (a)        The Administrator shall cause to be maintained true and accurate books of account and records of all transactions under the Plan, and such books and records shall be open to inspection and audit by such person or persons as the Committee may designate. The Administrator shall file with the Treasurer of the Company a written report setting forth all receipts, disbursements and other transactions effected on behalf of the Plan during the preceding Plan Year, including a description of all Shares purchased and the cost of all such Shares. Such report shall also disclose any liabilities of the Plan and shall show, as of the close of such Plan Year, the values of the Cash Account and Share Account of each Participant together with the record of Share certificates delivered to each such Participant during such Plan Year. The Administrator shall have the right to maintain one or more bank accounts for Payroll Deductions, and to make deposits in and withdrawals therefrom in connection with the administration of the Plan.

(b) A quarterly statement shall be provided to each Participant within 30 days after the close of each Plan Quarter:

(i) the aggregate amount of Payroll Deductions for such Participant;

(ii) the aggregate amount of cash dividends credited to the Cash Account of such Participant;

(iii) the number of whole and fractional Shares acquired for the Share Account of such Participant (including the amounts of Share distributions or Share splits so allocated or credited);

(iv) the number of Shares, if any, for which certificates were delivered to such Participant; and

(v) the beginning and ending balances in the Share Account and Cash Account of such Participant.

        4.13       Termination of Participation. A Participant may elect at any time to terminate his or her participation in the Plan by completing and returning an Election Form to the Human Resources Department of the Company of which the Participant is an employee (“Notice of Termination”). Termination of employment with the Company or a subsidiary of the Company shall automatically terminate participation in the Plan.

    (a)        As soon as practicable after the close of the Plan Quarter in which Notice of Termination is given or such termination occurred, the former Participant shall provide the Administrator with a Distribution Form specifying whether the former Participant instructs the Administrator to sell the Shares allocated to the former Participant’s Share Account and distribute the net cash proceeds, or, alternatively, whether the former Participant wishes to receive a certificate for such Shares. If the former Participant elects to receive Shares, then the Committee shall deliver to such former Participant a certificate for the number of full Shares allocated to such former Participant’s Share Account and not previously distributed, together with a check for the sum of (i) any remaining cash balance in such former Participant’s Cash Account and (ii) the value of any fractional Shares allocated to such former Participant’s Share Account. If the former Participant elects to have the Administrator sell the Shares, then the Administrator will deliver to such former Participant a check for the net proceeds received upon the sale of such Shares.

    (b)        In the event of a Participant’s death, settlement shall be made to such Participant’s designated beneficiary, if any. If no beneficiary has been designated, or if such beneficiary does not survive such Participant, settlement shall be made to such Participant’s duly appointed legal representative after the satisfaction of any applicable legal requirements.

(c) Upon any termination by a Participant, the Participant shall cease to be a Participant and his or her Election Form shall be revoked insofar as subsequent compensation deductions are concerned.

SECTION 5
General Provisions

        5.1       Rights Not Transferable. No right or interest of any Participant under the Plan or in the Participant’s Cash Account or Share Account shall be assignable or transferable in full or in part, except by will, by the laws of descent or distribution or by other operation of law.

        5.2       Amendment of the Plan. The Committee may at any time, and from time to time, amend the Plan in any respect.

        5.3       Termination of the Plan. The Company may, by action of the Committee, terminate the Plan at any time. Notice of termination shall be given to all Participants but any failure to give notice shall not impair the termination. Upon termination of the Plan, all amounts in Cash Accounts and Shares in Share Accounts of Participants shall be refunded or distributed as soon as practicable, but no more than 45 days after such termination, to the Participants.

        5.4       Administration. The Plan shall be administered by the Macatawa Bank Employee Stock Purchase Plan Committee (the “Committee”). The Committee may establish from time to time such regulations, provisions and procedures, consistent with the terms of the Plan, as in the opinion of the Committee may be advisable in the administration of the Plan. The Committee may appoint one or more administrators of the Plan. The initial Administrator of the Plan shall be the Macatawa Bank Human Resources Department. The Human Resources Department may use the services of other departments of Macatawa Bank as it deems appropriate.